EX-99.77M: Mergers

On August 9, 2012, the Board of Trustees of the Trust approved a Plan of Reorganization (the “Plan”) providing for the reorganization of the series of Northern Institutional Funds listed in the table below (each an “Acquired Fund”) into a corresponding series of the Trust listed in the table below (each an “Acquiring Fund”). Pursuant to the Plan, all of the assets of each Acquired Fund were transferred to the corresponding Acquiring Fund in exchange for shares of the Acquiring Fund of equal aggregate value and the corresponding Acquiring Fund’s assumption of all of the liabilities of the Acquired Fund. Immediately following the reorganization, holders of Class A shares of each Acquired Fund held shares of the corresponding Acquiring Fund having an aggregate net asset value equal to the aggregate net asset value of the Class A shares held in the Acquired Fund immediately prior to the reorganization. The reorganization was accomplished by a tax-free exchange of shares and was completed for each Fund on the date set forth in the below table.

ACQUIRED FUND	ACQUIRING FUND	DATE OF COMPLETION OF REORGANIZATION
NIF Bond Portfolio	NF Fixed Income Fund	October 26, 2012
NIF Intermediate Bond Portfolio	NF Fixed Income Fund	October 29, 2012
NIF U.S. Government Securities Portfolio	NF Short-Intermediate U.S. Government Fund	October 26, 2012
NIF Large Cap Equity Portfolio	NF Large Cap Equity Fund	November 10, 2012
NIF Large Cap Growth Portfolio	NF Large Cap Growth Fund	November 10, 2012
NIF International Equity Portfolio	NF International Equity Fund	November 10, 2012
NIF Equity Index Portfolio	NF Stock Index Fund	November 3, 2012
NIF International Equity Index Portfolio	NF International Equity Index Fund	November 3, 2012
NIF Small Company Index Portfolio	NF Small Cap Index Fund	November 3, 2012